Exhibit 99.2

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Conference Call Transcript
SAFM — Q1 2010 Sanderson Farms Earnings Conference Call
Event Date/Time: Feb. 23. 2010 / 11:00AM ET

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Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

TRANSCRIPT

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Please stand by for realtime text.

Unknown Speaker*
The Sanderson Farms earnings conference call will begin momentarily.
+++ presentation .

Unknown Speaker*
Good day, and welcome to the Sanderson Farms Inc.
first quarter 2010 conference call.
Today’s call is beings recorded.
At this time, for opening remarks and introductions, I would like to turn the call over to Mr. Joe sanderson.
Please go ahead, sir.

Unknown Speaker*
Thank you.
Good morning.
And welcome to Sanderson Farms first quarter conference call.
Lampkin Butts and Mike Cockrell are with me this morning.
We issued a news release this morning announcing net income of $15.8 million, or $0.75 per share, for our first fiscal quarter of 010. This compares to a net loss of $6.7 million, or $0.33 per share, during last year’s first quarter.
I will begin the call with some brief comments about general market conditions, and grain costs.
I will then turn the call over to Lampkin and Mike for a more detailed account of the quarter.
Before we make any further comments, I will ask Mike to give the cautionary statement regarding flames.

Unknown Speaker*
Thank you, Joe.
And good morning, everyone.
This morning’s call will contain flames about the business, financial condition, and prospects of the company.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties.
These risks and uncertainties are described in our most recent annual report on form 10-K, and in the company’s quarterly report on form 10-Q, which was filed with the SEC this morning, and that 10-Q is in connection with our January 31, 2010 quarter.

Unknown Speaker*
Thank you, Mike.
Our financial results for the first fiscal quarter reflect an overall poultry market that improved when compared to last year’s first quarter, and improved throughout the quarter from the low points of early November.
Our results also reflect lower overall feed costs when compared to last year’s first quarter.
As we expected the markets for both corn and soybean meal have remained historically high, although they have moved down significantly since early January in reaction to the USDA’s expectation that the ultimate harvest of both corn and soybean will be a record.
While attention will now turn to the March 10 supply and demand report and the March 31, planting and tension report, most believe the markets are going to remain high relative to historical prices, but remain below levels we saw last year.
The only consistent factor in grain markets for the past few years has been volatility.
We started the 2009 crop year with midwest floods that delayed planning.
That led to fears last summer that yields and quality would be impacted by the delayed plan of the frost would kill the crop.
When all was said and done the American farmer produced a record crop of both corn and soybeans afternoon south American farmers appeared to be headed to the end result.
The bottom line of the harvest is there a comfortable carry out of both corn and soybeans.
As a result, most expect corn and soybean meal prices to stabilize at least until we start to worry about the 2010 crop.
In fact, that worry may have started yesterday, with corn moving higher on an early NOAA forecast of a wet spring in Iowa and other parts of the corn belt.
We have none of our corn needs priced past April, but have been slightly more aggressive pricing our soybean meal needs.
Based on our costs through the first quarter, what we have priced so far and what prices we could lock in for the balance of the year, as of the close yesterday, our costs for fiscal 2010 today would be $1.3 million lower than fiscal 2009. That decrease reflects slightly higher costs for corn, lower average unit costs for soybean meal, and our increased needs for fiscal 2010 compared to 2009. Overall demand for chicken in the retail grocery market chicken segment continues to be good.
This strength is evident in the Georgia dock market price.
While the Georgia dock price during our first fiscal quarter was lower than a year ago, it was still adequate for this time of year, and reflects the balance of supply and retail grocery demand.
On the other hand, demand from food service for boneless breast meat remains soft.
Boneless breast prices reacted to lower supply levels in December and January, as prices moved from their low of $1.20 a pound, in December, to $1.38 a pound in late January.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

The reduced supply in January was due to the calendar and holidays.
In addition to industry restraint.
The new year’s holiday and Martin Luther King day closed plants, and cold weather issues in January closed a few shifts around the industry.
These closures reduced supply on top of the production cuts already in place.
The quoted market for boneless today stands at $1.40 a pound.
I am pleased with our performance during the first quarter, and am cautiously optimistic about the balance of the year.
The exception — placements have remained in check and grain costs are headed in the right direction.
I continue to expect food service demand to remain soft, until American consumers begin getting their jobs back in large numbers.
And I don’t expect that to happen this year.
We may see some uptick in demand as the economy improves.
But I personally don’t expect robust demand to return for sometime.
That will keep pressure on boneless breast meat prices.
On the other hand, retail grocery store demand remains good.
Chicken features during January were successful for us and our customers.
And this balance of supply and demand is reflected in an adequate Georgia dock price.
Wing prices are off from their historic highs, but are still well priced.
When prices have certainly been a bright spot for the industry over the past year.
And dark meat should stabilize when and if the issues with Russia are resolved.
All that said, we look forward to the balance of the year.
We are making good progress on the new kinston North Carolina plant, and look forward to processing chickens at the plant next January.
Our first breeder stock will be placed in April.
The plant will add processing capacity to process 15% more birds for Sanderson Farms, produce 13% more processed pounds, and will represent another significant chapter in our growth strategy.
At this point, I will turn the call over to Lampkin for a more detailed discussion of the market and our operations during the first quarter.

Unknown Speaker*
Thank you, Joe.
And good morning.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Overall market prices for poultry products were higher than the quarter when compared to our first quarter last year, and were comparable to our fourth fiscal quarter ended last October.
The Georgia dock price for whole birds averaged $0.82 per pound during the quarter, a decrease of 5.3%, compared to last year’s first quarter average of $0.87 per pound.
The Georgia dock price quoted last Wednesday was 83 1/4 cents per pound.
While this price is less than last year, it reflects continued good demand from retail.
Leg quarter prices on the other hand were higher by 11.58%, compared to last year.
You may recall that last year’s dark meat market reflected the very difficult world economic conditions and tightness in credit.
Earnabery leg quarters averaged 30 $0.8 per pound during last year’s first.
And 34.4 cents per pound this year.
Final numbers for calendar 2009 reflected a 2.5% decrease in the volume of — exported during 2009. Russia was down 11.6%, China down 5.8%, while Mexico and Hong Kong were up 22 and 24%.
The export markets are currently in a state of uncertainty.
As we deal with the chlorine issue in returna and the tariffs imposed by — Russia and the tariffs imposed by China on United States products.
The Earnabery quote for poultry is currently $0.35 per pound.
The average price for jumbo wings was higher during the first fiscal quarter than last year by 36.4%, reflecting the great run wings have had for the past year.
Jumbo wing prices averaged $1.57 per pound, during the first quarter, up from the average of $1.15 during last year’s first quarter.
Sadly, the Super Bowl is over, and prices have come off of their highs.
But we still have March madness to look forward to. Boneless breast prices increased by 6.15%, when compared to the first quarter a year ago.
The Earnabery bonus market averaged $1.26 per pound during the 2010 first quarter, compared to $1.19 per pound last year, and as Joe mentioned, the Earnabery market price for boneless is currently $1.40 per pound.
While overall chicken prices were higher during our first quarter when compared to last year’s first quarter, our costs for feed grains were lower.
The average cost for feed — decreased 4.6%, or 1.38 cents per pound sold.
We sold 584.3 million pounds of poultry products during the first quarter, a 3.52% decrease from 605.6 million pounds sold during last year’s first quarter.
Our processed pounds were up by 3.8%, from 573.9 million, Our processed pounds were up by 3.8%, from 573.9 million, million pounds.
The difference between pounds sold and processed reflects our increase in processed pounds and inventory of 11 million pounds, which resulted from the timing of export sales.
We expect to process approximately 659.7 million pounds during our second quarter, up from 570.1 million pounds processed during last year’s second quarter.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

For the year, if we maintain our current production targets for the balance of the year, we will process 2.575 billion pounds, which will be 6% more pounds than the 2.426 billion we processed in fiscal 2009. Like Joe, I am pleased with our performance during the first quarter.
We will continue to focus on our operations during 2010. As well as look forward to the new chapter that opens next January in North Carolina.
At this point, I will turn the call over to Mike Cockrell.

Unknown Speaker*
Thank you, lamp.
Net sales for the quarter totaled 420.1 million, and that’s up from 388.9 million, for the same quarter last year.
The $0.75 per share net income earned during the quarter compares to a $0.33 per share loss during last year’s first quarter.
Our cost of sales of poultry products sold for the first three months of January, excuse me, ended in January, as compared to the same three months last year, decreased 1.72%.
The decrease is a result of a 3.5% decrease in pounds of poultry products sold during the first quarter compared to last year, and lower feed costs.
Our sales price per pound of poultry sold increased 7.4 cents per pound, while feed costs per pound sold decreased 1.38 cents per pound, from 29.6 cents per pound, to 28.3 cents per pound.
These changes offset by an increase in our other costs per pound combine for a significant improvement in margins this year versus last.
SG&A expenses for the first fiscal quarter of 2010 were $16.4 million, and that’s up from $11.9 million last year.
The increase was the result of an increase in amortization of restricted tock stock grants, $260,000 of coves related to kinston meaning or coasts.
Kinston’s costs will be booked as SG&A until the plant begins operation next January and we’re expecting the cost for fiscal 2010, to include 3 million — or excuse me, $7 million in total related to the kinston startup.
At the ends of our first quarter, our balance sheet reflected stockholder’s equity of $446 million, and networking capital of $165.1 million.
The current ratio was 3.1 to 1. Debt totaled $104 million.
And our debt to cap ratio was 18.9% at January 31. We spent $23.3 million on cap ep projects during the first quarter and we expect to spend 137.9 million on cap ex for the fiscal year.
Of the budgets spent to date, 12.7 million was related to the kingston project, and the annual budget includes $17 million for that project — $107 million for that the project.
Our depreciation and amortization during the first quarter totaled 10.9 million, and we continue to budget approximately $45 million in depreciation for the full year.
At the end of our first fiscal quarter, our mow restricted debt covenant required the company to maintain a net worth of $330 million, and our equity of $446 million at January 31 was comfortably above that requirement.
Our working capital of 165.1 million was comfortably above the $50 million required in our revolver.
And our debt to cap ratio at 18.9% was well below the a% required.
Our 3.1 to 1 current ratio was well above the 2.0 to 1 that we were required to maintain under the most restricted cov nant that we have in our debt.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Before opening the call to your question, I will turn the call back over to Joe for a few closing remarks.

Unknown Speaker*
Let me make a couple of observations regarding the current state of the export market.
First, with respect to Russia, we understand the United States trade rep and agricultural officials will meet with their counterparts in Russia beginning next Monday, March 1. While no one can predict the outcome of those meetings, we are hopeful that an agreement will be reached that allows the United States poultry industry to shift product into Russia once again.
Sales to Russia accounted for approximately 2.5% of our net sales dollars during fiscal 2009. Obviously, our Russian customers are important to our company, and to our industry.
And we are hopeful an agreement will be reached.
With respect to China, the issues are more complicated.
The United States trade relationship with China has deteriorated not only with respect to chicken but also with many other goods and services.
Although we were not part of the official anti-dumping proceeding in China, Sanderson Farms participated voluntarily and provided Chinese authorities with the same information as our competitors.
Unfortunately, the tariffs levied on Sanderson Farms product at 64.5% was the same as that levied on companies that did not participate at all.
We plan to appeal the preliminary finding and pursue all other available channels to have the tariff levied against Sanderson Farms reduced or removed.
During fiscal 2009, China represented 30% of our export sales or $53.5 million.
Most of the products consisted of wing tips and chicken claws.
There is no market for these products in the United States.
So worst case scenario would be that our sales to China continue, but that we are required to absorb a 64% tariff.
For now, we’re currently selling that product that would otherwise go to China into other markets.
Although we anticipate the net sales price will be less than we have been receiving in China.
Until we know exactly what we will net on those sales to other markets, and whether or not we can move the same volume into those markets, we cannot quantify what the im economic impact of the Chinese tariff will be. We will remain flexible and seek the best market with the highest return though for Sanderson Farms. We are comfortable with our legal position in China, but as a practical matter, being right on the legal issue does not necessarily translate no having the tariff on chicken products reduced or removed.
As we have said many times, participation in export markets carries with it always certain political and economic risks that we face from time to time.
Our hope is that the political and trade relationship between the United States and China will thaw and we will be ultimately be successful in our appeal of the preliminary order that levied these tariffs.
That completes our prepared remarks this morning.
And now we will be glad to take your questions.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Unknown Speaker*
++++ q-and-a.

Unknown Speaker*
Thank you.
At this time, if you would like to ask a question, please press the star and one on your touch-tone telephone.
You may withdraw yourself from the queue at any time by pressing the pound key.
Our first question will come from the site of Heather Jones with BBT capital markets.
Your line is open.
Please go ahead.

Unknown Speaker*
Thank you.
Good morning.

Unknown Speaker*
Good morning.

Unknown Speaker*
Very nice quarter.

Unknown Speaker*
Thank you.

Unknown Speaker*
A couple of questions.
You noted that several million in startup costs related to kinston will flow through SG&A through fiscal 2010 but can you give us an estimate of how much the increased amortization of the restricted stock will amount to for the year?

Unknown Speaker*
Yes, there are a couple of things going on in SG&A, in addition to kingston.
One is the — we had two different types of equity awards out there.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

There are some restricted stock grants that are time-based, or time lapsed, and vesting, and there are some performance shares that have been issued for the last three years that the board has issued to managers that they’re being earned depends on the company’s performance.
And given — and there is a two-year cycle over which that performance is measured.
Given our performance in 2009, and the first quarter of 2010, we have begun accruing, as if those performance shares are going to be vested.
We will not know until the end of the fiscal year whether or not that is the case.
There is some pretty aggressive targets tied to those, but we begin amortizing that in the first quarter.
If you net the two of those together, the restricted stock and the performance stock, you can expect about a million and a half additional accrual for the fiscal year, over last year.
So that is a million and a half, plus the 7 million in kinston.

Unknown Speaker*
Okay.
Going to your feed outlook, that was more bullish than I had anticipated.
And just wondering what you’re looking for to lock in more of your corn.
I mean is there a target or do you believe the March report is going to be more bearish than others expect?
Just wondering if you could speak to that.

Unknown Speaker*
Well, we kind of think the — we don’t have a clue what the market of course is going to do, but we kind of think there will be a reduction in the carry-out, some reduction, some field losses.
There are 4 to 500 million-bushels that have not been harvested, that are in the field, and I wouldn’t be surprised if will is a little shrinkage, some shrinkage in carry-out, on the 10th of March.
I read a report yesterday where somebody said — they could also find some more corn.
But I don’t really know.
But it wouldn’t surprise me if the USDA said they’re not going to get all of those bushels of corn in. And you saw the carry-out go from 1.7 down to something.
Still, there is still enough corn, and then on top of that, you got a good south American crop coming, and USDA reported last week, they’re expecting 89 million acres of corn, and a lot of the private forecasters are all expecting that, and in addition to that, USDA didn’t account for 3 million-acre, well that’s going to be planted into something.
And so our advisors got $89 million and he’s got 3 million acres unaccounted for.
So I don’t — I’m not — the carry-out on corn is such that I don’t — the stock to use ratio is such that I don’t feel the pressure to buy corn.
On the other hand, you’re down to 210 million-bushels of soybeans.
And the stocks to usage ratio on that is a good bit lower, and exports are still fairly strong, and the down side for soy is very limited.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

We saw a $50 a ton drop from January 12 to I don’t remember the date was where we felt like we saw some good numbers, and we didn’t see a lot more down side.
Now, ownership, you’ve got a huge south American crop coming and have you most people, the USDA and others, think you’re going to see 77 million-acres of soybeans planted, and there is still 3 million acres, and these acres of corn that have this vomtoxin and these — there is a question mark if you are going to see corn replanted on those acres that had those toxins on them.
So I could see where a little bit more soybeans could be planted, and if you have seen the carry-out numbers on soy next year, in 2010, ‘11, it gets up 5, 600 million-bushels.
So it wouldn’t surprise me if the purchase that we made on soy, the end of it didn’t look too good.
I think it is going to be comfortable, we’re comfortable with it through — and we don’t have it all bought, but we did step out a little further on soy.
But that’s what we’re thinking right now.

Unknown Speaker*
You said corn, you have bought out through April.
Do you have soybean bought out through the end of the year but — or less than that?

Unknown Speaker*
Well, I don’t know if I want to be that specific, other than to say we’ve been more aggressive with soy than we have with corn.
It is because the stock to usage ratios.
And we don’t have all of either one of them bought.

Unknown Speaker*
Going to the Russia issue, this whole chlorination, we have spoken to several producers and it sounds like the costs of complying with their chlorination requests wouldn’t be that egregious.

Unknown Speaker*
It’s not.
It is just marginal.
It is not egregious.
It is some but it is just marginal.
We have been two and three months using another product in one of our plants to be sure we could do it, and we can do it. It is a little bit more cost.
That’s why we use chlorine and we’ve been using chlorine, and we used different types of chlorine in our plants.
But we can do it another way.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Unknown Speaker*
So I’m probably getting ready to ask a very naive question, but why have the trade dispute?
Is it just not wanting to set a precedent of caving to —

Unknown Speaker*
No, because we’ve tried to get every penny and nickel and dime and quarter we can.
And it costs, you know, I don’t know what is the difference in the cost, lamp?
$20,000 a month or — what is it?

Unknown Speaker*
In that range, yes.

Unknown Speaker*
It costs about $20,000 a month to go from chlorine to this other product we’re using at one of our plants.
And we try to save $20,000 a month every time we can.

Unknown Speaker*
Well, I mean that is understandable, but you built inventories during the quarter, and the comment in the Q was it was related to exports so is there a time period —

Unknown Speaker*
Wait a minute.
We are also told by the minister of agriculture that chlorine was not going to be an issue.
So we didn’t feel like we had to change.

Unknown Speaker*
Well, so my question is, for you, or the industry, is there a point at which the cost of not satisfying Russia, I mean are you getting close to the point where it is worth it to satisfy them as opposed to spending the $20,000 a month?

Unknown Speaker*
Well, the $20,000 a month we will spend in a heartbeat now.
That’s not even close.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Unknown Speaker*
Okay.
And those inventories that you built during the quarter, was that largely related to leg quarters or did that have something to do with China as well?

Unknown Speaker*
No.

Unknown Speaker*
The wing tips.

Unknown Speaker*
No, it was leg quarters.

Unknown Speaker*
All right.
Thank you.

Unknown Speaker*
As of the other thing, at the end of the year, when Russia was talking about chlorine, they wouldn’t even allow any chlorine in potable water.
It wasn’t like we could have made this adjustment in December or January.
That wasn’t even an option at the time.

Unknown Speaker*
But it is an option at this point?

Unknown Speaker*
Well, wait a minute.
That is —

Unknown Speaker*
That is not settled.
That is on the table for discussion March 1.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Unknown Speaker*
Okay.
Well, great quarter.
Thanks again.

Unknown Speaker*
Thank you.

Unknown Speaker*
We will take our next question from the site of allegation Farha Aslam, with Stevens Inc.

Unknown Speaker*
Good morning.

Unknown Speaker*
Good morning that $20,000 per month, that is per plant or your entire system?

Unknown Speaker*
Per plant approved for Russia.

Unknown Speaker*
Per plant approved.

Unknown Speaker*
All of our plans, they could all get approved, but we don’t approve of all of our plants for Russia are fresh trade pack —

Unknown Speaker*
The trade pack plants are not — we don’t get them approved for Russia, and Waco is not approved for Russia.
It would just be your — typically, it would be three of your debone facilities, and two of those are small plants, Hammond and laurel, so I just pulled $20,000 out of the air.
It is a minimal cost.
It may be $25,000. I don’t know what it is.

Unknown Speaker*

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

And then the inventory build that occurred in the first quarter, was it just sort of a timing issue?
Or was it that Russia closed sooner than anticipated?
Could you just give us some color around that?

Unknown Speaker*
It is timing issue.
We brought it — still — shipping the total cold storage inventory is growing a little bit but that 11 million pounds is just the timing of the boat leaving.
That is one boat.
One boat leaving New Orleans, headed for an export market.

Unknown Speaker*
But that boat that was leaving that 11 million pounds, that is not going to be subject to any extraordinary tariffs or anything?
It would be just —

Unknown Speaker*
No, no.

Unknown Speaker*
Okay.
And then how should we think about your second quarter as a result of sort of this mix shift that has occurred?
Should we think about pounds sold to be much higher in the second quarter?
But pricing to be weaker than year ago levels?
And then how should we think about it on an EPS basis?

Unknown Speaker*
If you look at pounds sold, it should be up, they’re going to be up. They are going to up versus a year ago because we’re going to be processing more and you would expect under normal circumstances that inventory build to reverse.
There is always a chance that at the end of the second quarter you’ve got another boat, a waiting shipment and that 11 million pounds doesn’t come back in the second quarter.
But it should.
659.7million pounds during the second quarter.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Unknown Speaker*
The pounds are going to be up.

Unknown Speaker*
Substantially, and right now your prices are up.

Unknown Speaker*
Yes.
I don’t know what the second quarter prices will be.

Unknown Speaker*
Well, and we don’t — I don’t know what second quarter pricing is going to be for boneless or leg quarters when it is all said and done.

Unknown Speaker*
And then when you look at Russia, if it opens up next week, kind of how quickly can product, that cold storage inventory, be taken out?
Can you clean out all of your cold storage in the second quarter?
And so that we get back to sort of processed pounds being sold pounds in the July quarter and beyond?

Unknown Speaker*
We don’t ship a lot to Russia.
And it affects us, but it mainly — I mean it would flow out of the US within a week.
I mean it would go immediately if Russia cleared.
I mean it would start rolling within a week, and two week, and three weeks.
It would clear quickly.
But I think you would definitely see cold storage by the end of our second quarter for sure.

Unknown Speaker*
Okay.
And my final question would be related to the vomtoxin and corn quality overall.
We’re hearing kind of lower weight per bushel.
How will that impact productivity in the chicken sector?

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Unknown Speaker*
You know, we haven’t seen — most of that corn that has had a problem with that is north of — I don’t know where these highways are.
I’ve talked to some people, will is a highway 73, and a highway 80, and most of that lightweight corn and the corn that has those toxins are north of those highways.
And most of our corn comes from the south of that.
But what I understand is happening is elevators are taking that corn now, and blending better corn with it. The basis for corn right now is substantially higher than you would expect at this time of year.
And the reason, one of the reasons, there are three reason, one is just there has been a 50-cent a bushel drop in corn.
Two is country movement is difficult because of the weather and snow and everything in the upper midwest, but three is elevators are bidding on the higher quality corn so they can blend it with this lower quality corn that is coming out of the northern Indiana and northern Ohio, and then again north of highway 80 that is kind of north of Chicago, and north of northern — up into the Dakotas and maybe Minnesota.
I don’t really know where.
And they’re blending it in. And none of it — none of our corn really comes from that area in any of our mills and we hadn’t seen any — we hadn’t seen any effects on our chickens, and I would most — I wouldn’t think any of the broiler companies would have seen any effect of that.

Unknown Speaker*
Great.
Thank you very much.

Unknown Speaker*
You bet.

Unknown Speaker*
And once again as a reminder if you would like to ask a question, please press the star and one from your touch-tone telephone.
Our next question will come from Christina McGlone with Deutsche Bank.
Your line is open.
Please go ahead.

Unknown Speaker*
Thank you.
Good morning.

Unknown Speaker*

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Good morning.

Unknown Speaker*
Joe, I wanted to understand, following on Heather and farra, if Russia were to reopen, is there — would he would be able to move the industry, would it be able to move the leg quarters in inventory?
Or would there be a restriction on that?
And then are there any issues with the fact that there is kind of this trade agreement with Kazakhstan and some other places that there are issues getting products into other countries?
Are they starting to adopt similar measures?

Unknown Speaker*
Christina, if Russia will open their borders, so to speak, it depends on the effective date that they decide on. None of the — when product leaves a plant now, if it is going to Russia, it’s got to be certified for Russia, either in the plant or at the port, and right now, none of that has been certified for Russia.
So anything that has already gone through a port, it can’t go into Russia.
But Russia, if they made the effective date March 2, then immediately product and the plant could be certified for Russia, and some at the port.
It really just depends on how they set a date to allow product beyond that date to be shipped to Russia.

Unknown Speaker*
One of the points in the negotiation is a grace period to allow the industry to come into compliance.
And I don’t know if that is going to be a 90-day or 180-day, but if they do that, then my guess is anything that is in inventory and anything that is going to be produced over the next let’s say it is a 90-day period, then anything would be eligible to go. But that is to be agreed upon.
It has not been agreed upon.
So the answer is that nobody knows.

Unknown Speaker*
One thing I will just make an observation, Christina and this kind goes to farha’s question to, if you look at last year and you remember that inventory was built significantly during December, January of the last year.
And look at January’s cold storage of leg quarter, it looks like 92, 93 million, by the end of April, which is the end of our second quarter, this — they had dropped down to 23%.
They had dropped down to what looks like 73 million.
So they can move — and they were bottled up last year for different reasons.
It was economics, and credit, and A-macro economic issues, but they cleared out pretty quick once that started.
Once that started resolving.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Unknown Speaker*
It totally depended on what they agreed to at these talks.
But what affects the industry about Russia affects Sanderson Farms less about our inventory, because we don’t ship that much to Russia.

Unknown Speaker*
Well, then on that point, say Russia does give a grace period, but they say you have to use alternative production methods for anti-microbial procedures.
Will that affect your shipments to Kazakhstan, Belarus, any of the people that are forming trade agreements with Russia?

Unknown Speaker*
Not currently.
The way the wording for the Kazakhstan, for product going to Kazakhstan is a little different than Russia, currently it wouldn’t have any effect on it. Now, that could change.
They could re-do that when they partner with others in Russia, but right now, it would not impact that.

Unknown Speaker*
Okay.
And then if you were using different methods other than chlorine, could you then start to ship to the EU?

Unknown Speaker*
I don’t think so.

Unknown Speaker*
They would put a — it may last two weeks and they would come up with another barrier, my guess is.

Unknown Speaker*
Okay.
And Joe, I wanted to ask if you were open on basis or if you had locked that in.

Unknown Speaker*
What?

Unknown Speaker*
Basis.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

End feed.

Unknown Speaker*
We have on soy and actually we’re the — we are the same way on corn.
We have our corn through April, and basis is — we actually bought our corn basis earlier, through April.
And basis is very strong for corn and soy right now.
And it got stronger the day after the January 12 report, and then as this weather has gotten worse.
We booked our basis much earlier back in the fall.

Unknown Speaker*
Okay.
Perfect.
And last question, just on boneless, I wanted to get an idea of the discount that prices are trading to Earnabery, it looked like they had tightened for a while and I’m not sure if it widened back out.
I wanted to get your view.

Unknown Speaker*
Boneless breasts in February, the first half of February, was around 15 back and currently it is trading 15 to 25.

Unknown Speaker*
All right.
Thank you.

Unknown Speaker*
You’re welcome.

Unknown Speaker*
And our next question will come from the line of Ken goldman with J.P.
Morgan.
Your line is open.
Please go ahead.

Unknown Speaker*

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Good morning.

Unknown Speaker*
Good morning, Ken.

Unknown Speaker*
A lot of the focus has been on Russia and I understand why, but I’m hoping to talk a little bit about KHAO*EURPB, too, because your tone seemed — China, too, because your tone seemed a little more concerned there.
So I’m wondering A, if I’m reading that right, that you are a little more concerned, because maybe talks haven’t proceeded.
And B, you make a lot of money on claws there.
Hoping to get some kind of idea of what percent price drop you might expect if this tariff lasts for a few months.

Unknown Speaker*
Well, we have no history with this, we have a history with Russia.
And I want to be crystal clear about — I am neutral about Russia, and the reason I am neutral is because we’re dealing with someone we’ve never dealt with before.
I’m not optimistic.
I’m neutral about Russia.
I’m hopeful but I want to convey a sense of neutrality about Russia.
China, there are so many scenarios in KHAO*EURPB that it — in China, we’re not going to TKPWHO* know anything for 30 to 60 tays about how China is going to play out.
We are shipping, as we speak, our normal volume to different countries.
Primarily to Hong Kong and Vietnam.
And we’re going to take probably about a 10% lower price.
We don’t know that for a fact, but that is what we’re kind of thinking, and that is substantial, but it is not material, or terribly material.
We don’t know if that is going to last long, if it is going to — if they’re going to be able to take the same volumes.
We don’t know where that product is going after it gets to Hong Kong and Vietnam.
And on the other hand, if in a month or two, if that market disappears, and we can’t go that route, if in country China, if the market tightens up there, and they’re short claws, then it might work out that you go back directly to China and prices go up, and the tariff is not as burdensome as it would be today.
You just don’t know.
We don’t know how our appeal is going to be received.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

I mean we have no standing in China.
We have one — we have an acquaintance but — and we have a good legal case.
We’re the only people in the industry that did what we did.
Motorcycle Mike and his crew and people we hired.
So we don’t know.
We’ve never done this before.
I know the US has no leg to stand on. And we have no advocate really in the US government.
And every day, they seem to have some type of confrontation with China.
But we don’t know how this market is going to play out.
We don’t know if the market inside China is going to tighten up and values are going to go up. We certainly have seen paws trade, and right now, we’re going before the tariff, paws were 8 $0.85, there about.

Unknown Speaker*
Grade apaws, yes.

Unknown Speaker*
And we’ve seen them trade well over a dollar.
And if it tightens up over there, because people can’t get them in or some of them aren’t shipping anymore, the tariffs may become — it is just hard to say.
I mean we will know something probably more in the next 60 days.
So I think the concern is correct and uncertainty is correct.
That’s I guess what I would say about China.

Unknown Speaker*
Okay.
And then a couple of quick questions.
Ismth place for the industry as a percent of egg sets, have become pretty light over the last few weeks and I’m wondering if that is weather-related or if there is anything else going on there that we should be aware of.

Unknown Speaker*
I think you got a couple of three things.
I think the industry is utilizing probably an older flock right now on chicks hatched than they were for the year last year.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

They’re probably fully utilizing their flogs and carrying them to 65 weeks.
And last year, they were not doing that.
I think the hatch is down because they are using a mature flock.
And weather-related issues probably are involved in that, and then on egg sets, I think probably 205 million, there about, is probably the number that we’re going to be looking at. And I think that is close to, probably close to the capacity of the breeder flock.

Unknown Speaker*
And then shifting to kinston, I know it is early, but I’m trying to get a sense when your negotiations or when your sales team goes out and tries to take the business.
I think you mentioned from second and third tier players.
Is that something that happens a year in advance, six months in advance?
Where are we in that process?
And how confident are you that you will get the business you expect?

Unknown Speaker*
Well, we think all of the players up there are first tier now.
We think all of our competitors are first tier.
And our salesmen have already been there.

Unknown Speaker*
Okay.

Unknown Speaker*
We have already started that process.

Unknown Speaker*
So you’re feeling pretty good about your ability to break in there and take some share?

Unknown Speaker*
Well, always nervous about it. And we will keep working hard.

Unknown Speaker*
All right.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Thanks, gentlemen.

Unknown Speaker*
Thank you.

Unknown Speaker*
Thank you, Ken.

Unknown Speaker*
Our next question will come from the line of Ken Zaslow with BMO capital markets.
Your line is open.
Please go ahead.

Unknown Speaker*
Good morning.

Unknown Speaker*
Good morning, everyone.
A couple of easy questions.
On the SG&A line, you said $7 million increase for kinston.

Unknown Speaker*
Yes.

Unknown Speaker*
What is the distribution throughout the quarters?

Unknown Speaker*
Good question.
Let me look real quick.
Let me explain that just very quickly.
About 3 million of that is directly related to administrative costs in kinston.
But then we have also allocated about $4 million in additional labor costs around the general office.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

We have more trainees than we normally have.
And travel cost goes up because we’re sending people around the plants to train, and also obviously flying to TPHR*BG, so I have added all of that — to North Carolina, so I have added all of that in.

Unknown Speaker*
That is on the high end.

Unknown Speaker*
It. Is that is on the high end.
But I want everybody to be conservative.
It distributes, related to kinston, the 3 million related to kinston, 260,000 the first quarter, and 470,000 the second quarter, and 520 in the third quarter.
And 1.7 million in the fourth.
So it is obviously heavily back-ended.
And you can allocate, use those to allocate that entire 7 million will be reasonable.

Unknown Speaker*
Okay.
And then in terms of the — your feed costs, just to understand this, how much of the feed cost breakdown, because you all — I think if you lock everything in today it is down $1.3 million, how much of that, can you separate that into production increase, and your production increase will take your feed costs up X dollars and then the change in feed cost will bring it down X dollars to the net is 1.3. Can you break that out?
Is that possible?

Unknown Speaker*
$7 million of it is related to our volume increase.

Unknown Speaker*
Okay.
So $7 million.
So it was $8.3 million is actually the decrease based on just feed prices.

Unknown Speaker*
I believe that is right.
Isn’t that right?

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Unknown Speaker*
I’m looking now.
I believe that is correct.
Yes.

Unknown Speaker*
How much?

Unknown Speaker*
12 million.

Unknown Speaker*
It is 12 million in volume.
Our actual — here is what it is. Corn, if we did this yesterday at the close, corn would be up 2.4 million for the year, in price, and soybean meal would be down $15.7 million in price.
And our volume would be up $12 million.

Unknown Speaker*
Okay.

Unknown Speaker*
That’s the net.
That’s the number I was thinking about.

Unknown Speaker*
That’s right.

Unknown Speaker*
15, 12, 3.7. Yes that works out.

Unknown Speaker*
Thank you.
It is always good when that happen, as you know, Ken, it doesn’t always, but it is good when it does.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Unknown Speaker*
My math doesn’t always work out either, I know.
In terms of production, we all kind of navigated with egg sets and what do you guys think, bottom line, what do you think guys are going to be up this year and what do you think it is going to be up next year for the industry?

Unknown Speaker*
Production?

Unknown Speaker*
Yes.

Unknown Speaker*
Production is going to be flat.

Unknown Speaker*
It is going to be flat.

Unknown Speaker*
Flat to up or down 1%. I mean the breeder flock is a restraint.

Unknown Speaker*
Okay.
That is more conservative than most industry sources, I think that is good news.
Most industry sources have is somewhere between — around 2% and you guys are saying less than 1. That is good.
No?

Unknown Speaker*
Well, I mean I don’t know.
I will report to you that for the last two months, a fourth of the industry lost money in AGRI-stats.
And so I don’t know why I don’t see a lot of — you know, and there is another — I just don’t see it yet.

Unknown Speaker*
No, that’s good.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

What about 2011?
I mean it is early, but what do you think for calendar 2011 production?

Unknown Speaker*
You know, I just think it will be moderate.
Here is why I say this.
If you will take out the tray packers, take out Perdue and Tyson and pilgrim and us and foster and the trade packers, you take out the trade packers and everybody else, everybody else does food service, whether it is fast food, or whether it is portion control, whether it is fresh food service like we do, or it is battered bread, like us, or some of the other people, everybody else does food service, and I don’t see — why would those people be ramping up and expanding if they’re selling into food service?
That’s why I don’t see a big — I mean I just don’t see it. Until you see some growth in food service, I don’t see a big ramp-up in the industry.

Unknown Speaker*
No, I’m in agreement.
It just sounds like the typical concern out there from an investor point of view is sanderson is growing, pilgrim’s pride is bringing on plans, Tyson’s is going to be matching supply to demand, whatever that means an everybody is saying oh, well everybody is coming on and you’re still thinking that production in 2011 will still be in check.

Unknown Speaker*
Well, I’m just saying if you will take out the trade packers, and everybody else does food service, and exports, and if you are not seeing growth in food service and exports, and the poultry industry is losing money, I don’t know where they — I just don’t see the big ramp-up coming.
You may see 2 or 3%, but you’re sitting — you know, a good bit of the industry is sitting right on the edge.
And I just don’t see it.

Unknown Speaker*
Okay.
But my last question is, and I ask this every time, you know, whatever extra detail are you willing to give us, we will take.
Your cost savings program, do you guys see it is still tough to come?
Anything want to talk about anything more specific than typical about what you guys are doing?
We always like to hear good stories.

Unknown Speaker*
Well, we have identified opportunities as we do every year.
And we will track them every month there is room for us to improve margins.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Unknown Speaker*
Substantial.

Unknown Speaker*
And that is part of what we’re doing.

Unknown Speaker*
And could you give examples of what you’re seeing?
Is it going to be more or less than last year?
In line?
Any sort of parameters would be very helpful.

Unknown Speaker*
Very similar to last year.
Some given opportunities, different places.
Some the same.
But very similar dollar amount to last year.

Unknown Speaker*
We had all of our managers in last Wednesday, had 60 or 70 people in, and big screen, and we went over several million dollars a month that we’re looking to improve upon, and live production and processing it and sales, they’ve begun capturing some of that.
Some of it, they hadn’t captured yet.
But we plan on improving and we will — we typically get them together every two months, but we issue a report once a month out of this office.
And actually, we look at it every Monday morning.
It is significant.

Unknown Speaker*
Okay.
I will put that in my model.
I appreciate it. [ Laughter ]

Unknown Speaker*

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Thank you, Ken.

Unknown Speaker*
Thanks a lot.

Unknown Speaker*
Our next question will come from the line of Akshay Jagdale with KeyBanc.
Your line is open.
Please go ahead.

Unknown Speaker*
Good morning.

Unknown Speaker*
Good morning.

Unknown Speaker*
Thanks for taking the question.
Just following up on a few, but before I go there, just on production, when you gave your guidance last quarter, I think in terms of what you were going to produce, and sell, I think you came in about 3% below that.
Can you just help us understand your mind set in doing that?
I mean was it demand-related?
I’m assuming it was.
But just trying to understand what changed in the quarter that your volumes came in lower than what you had expected.

Unknown Speaker*
Did we project?

Unknown Speaker*
You’re talking about pounds sold?

Unknown Speaker*
Pounds sold and processed, both.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

I think you came in about 3% below.
You had said in your last call.
But I just saw that, you know, and I said well I just want to know what happened there.
But I know it is not an exact number or an exact science.
And it changes.
But clearly, you had given Q1 guidance of something like 619 million pounds processed.
Did anything change in the —

Unknown Speaker*
No, no, we were trying to — the only thing, January was a light month, because of the two holidays, and we had a snow day in Mississippi and Louisiana.
Were we down two days because of snow?
Or just one?

Unknown Speaker*
One day.

Unknown Speaker*
I thought — and we couldn’t make it up on Saturday.

Unknown Speaker*
No, we didn’t make any of it.

Unknown Speaker*
We lost — we had a very light month in January, in Mississippi and the Louisiana plants, because of snow.
And for your information, our Waco plant is getting — is down today, because of snow, and Brian color station is running one shift because of snow.
We have never had so many snow days.

Unknown Speaker*
That’s helpful.
Just on the demand side, you mentioned you expect still food service to be weak and I think we talked enough about exports today, but yet, you know, prices are up, so does that just mean that retail demand is higher on an absolute basis year-over-year which is pulling prices up?

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Because we know supply is constrained but it seems like food service is still down, and exports, if anything, are down to flat.
So I’m just trying to get a sense of the retail piece which we know has been strong.
Has that — you know, in your view is, that going to continue to be strong for the full year?

Unknown Speaker*
Retail demand, for boneless breasts was excellent in January.
After that the holidays, most of our retail accounts cranked up boneless breast, and the demand was excellent.
The Earnabery boneless breast price had moved up even in December, but that was more from supply cuts.
A lot of the industry cut back significantly for the holidays, I think.

Unknown Speaker*
) I know we did.
And I think the Earnabery reacted to that, in December, and then reacted to excellent demand for boneless at retail in January.
The wing part of prices being up, of course, that is related to food service, and football and Super Bowl, and retail as well.
But that part, the market for wings was good across both markets, retail and food service and restaurants.
So retail has been good, and we think it will continue to be.

Unknown Speaker*
Okay.
That’s helpful.
And just one last one on Russia, I know we talked about it enough, but prices for leg quarters have not moved down since this Russian issue was announced and our understanding is that promise hasn’t really started backing up yet because there really hasn’t been much trade.
Is that fair or has product actually started backing up and we are seeing a discount to the Earnabery price right now?

Unknown Speaker*
Prices have moved down two or three cents a pounds from where they were.
And what really happened, what really happened, we thought we were getting ready to have a price increase in January, in export.
The market was prime for price increases in January, and Russia and everywhere else.
And I don’t remember what — we were at about a 30 or $0.31 —

Unknown Speaker*
We were in the low 30s.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Unknown Speaker*
Net.
Net dock price to higher than that.
That’s our net dock at our plant.
And it has moved down — it has moved down four or five cents.
Net dock since — over the last two months, from December.
It hadn’t collapsed.
And actually last week, it kind of moved up a little bit from its low point.
It has held up very well compared — you know, usually you go two months without Russia, and you get a collapse.
But —

Unknown Speaker*
I would say that the demand has been soft, but not backing up. Prices moved down a little bit, as Joe said, and there has been a little buildup in cold storage, but primarily product is still moving just at a little lower prices, and as Joe said, we’re better this week.

Unknown Speaker*
Great.
And one last one.
In terms of the three issues that post people talked about on this — most people talked about on this call and investors are worried about, China, Russia, and the supply ramp-up, Joe, in your view, can you rank those in terms of what you worry about the most?

Unknown Speaker*
I don’t worry — you know, the one that the one we’ve never faced before is China.
The one that you really don’t — I kind of know what we can do with Russia, and I’m not worried about a ramp-up, because of the breeder flock, and because I look at AGRI-stats and see what people are doing and not doing, but the one that you don’t know what buttons to push on is China.
You don’t know what is going to happen over there.
But I’m not worried.
You don’t worry about that.
You keep on going and doing and do the best you can, and we are going to have some people go to China sometime in the next two or three months, and we have a representative over there, and we will try to work our way around it. You just don’t know what is going to happen there.
You don’t know what the market is going to do over there with this tariff.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

And you don’t know if the product is going to get into China, through other channels, and you just don’t know yet.

Unknown Speaker*
I will say just real quickly, this is Mike, I pulled back out my fourth quarter numbers and compared what we said on the fourth quarter call to what we actually processed and the plants that didn’t have snow days came right on our estimate.
It was weather-related.
We certainly baked in the holidays when we made our prediction on what we would process this quarter, on the fourth quarter, so that is not an issue.
But versus what we thought, the plants that came in light, are the ones that were down for a day, or two or three shifts because of the weather.

Unknown Speaker*
Okay.
Thanks.
Thanks a lot.
That’s it for me.

Unknown Speaker*
Thank you.

Unknown Speaker*
Our next question will come from the line of Michael picken with Cleveland research.
Your line is open.

Unknown Speaker*
Hi, good morning.
Thanks for taking the call.

Unknown Speaker*
Good morning, Michael.

Unknown Speaker*
Good morning, calling in for Christine.
Just a couple of quick questions here, just getting back to the retail environment and just wondering what kind of feature activity you’re hearing from the retailers this spring and are you expecting chick ton benefit from some of the higher pork prices that we’re seeing right now?

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Unknown Speaker*
Well, we are seeing good interest out front from our retail accounts.
There is, as always, a little pre-Easter market that gets soft for chicken, and we will still be faced with that, the second half, March, but beyond that, interest for futures looks good.
We would always rather compete with expensive pork, but we don’t attribute a significant shift in our chicken prices because of that.
But we would rather compete against high-priced pork.

Unknown Speaker*
Okay.
Great.
And then in terms of, from a competitive standpoint, as maybe some of your larger competitors are out there potentially looking to recapture share, are you seeing maybe a higher than normal amount of competitive activity?
Or how would you classify it versus sort of normal times?

Unknown Speaker*
It is always very competitive.
It is always that way.
And I don’t see it as any different.
It is very competitive.
But it is always true.

Unknown Speaker*
We hadn’t seen anything different than normal.

Unknown Speaker*
Okay.
Great.
And then finally, you know, I mean as we look out, the next 12 to 18 months, and maybe some of your competitors moving to bigger birds, I mean what type of impact do you think that will have on the boneless market as we’re sort of forecasting longer term.

Unknown Speaker*
There will be more of it. And we will just have to do our job, providing quality product, and high levels of service, and it will be — it won’t be any different than it has been.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

There is plenty of it out there now.

Unknown Speaker*
Okay.
Great.
My last question is, are you still planning on potentially adding another plant after kinston?
You had talked about that previously.
I just wanted an update on that.

Unknown Speaker*
Well, as we said in October, after kinston, we will be processing more birds in the trade pack segment than in the big bird deboning segment, and as you all know, the big bird deboning segment is the most profitable segment, so it would be logical that the next step for us would be in that direction, but we really don’t — we haven’t gotten kinston up and running yet, but logically — and we don’t expect kinston to be our last plant.

Unknown Speaker*
Okay.
Great.
Thanks a lot.

Unknown Speaker*
Thank you.

Unknown Speaker*
We will take our last question from the site of Steven Schaer with wisco research.
Your line is open.
Please go ahead.

Unknown Speaker*
Good morning.

Unknown Speaker*
Good morning.

Unknown Speaker*

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

I wanted to ask a little bit about the inventory build you will this quarter.
And when I look at your inventory breakdown, it looks like of the $12 million increase, most of it was live poultry.
That was about 10 million of the increase.
And I was just hoping you could help us model that.
Is that going — is that high because of the snow days, and not enough allotted recollect and is it a function of bringing on kinston?
How should we look at that number going forward?

Unknown Speaker*
No it is not.
If you look, it is should level out this quarter, Steven.
It is a good question, but that live inventory of course is primarily live birds but also the feed in those birds, when you compare the January 31 quarter to the end of the year, we had cut back at the end of the year, like we always do, because of the holidays, so we had fewer live animals in inventory on October 31. We’re now running full and will be running full after Easter.
We got more live animals on the ground at January 31 than October 31. That’s the big deal.

Unknown Speaker*
Okay.

Unknown Speaker*
Most of the cost in those birds was a little bit less, because grain costs were a little lower.

Unknown Speaker*
Okay.
So we should kind of model that part of it about 100 million, going forward, for the next couple of quarters?

Unknown Speaker*
Yes.
That is safe.

Unknown Speaker*
Okay.
And then the other question I had on inventory is just as far as pounds sold, if we looked at pounds today, have they decreased 11 million pounds, since that quarter end?

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

In other words, the 11 million build you had, has that all been sold now and we’re back to a more normal level on processed poultry?

Unknown Speaker*
Yes, that $11 million that was awaiting shipment in the export has been sold.

Unknown Speaker*
Okay.

Unknown Speaker*
You will get two quarters a year where you will have vessels, I mean it happens every year, you will have two quarters where you have excess sales over production and two quarters where you have less sales.
And it is just totally has to do with the timing.

Unknown Speaker*
It is just timing.

Unknown Speaker*
So it is absolutely timing.
There is no issue about — there are S-no other issue.
It is simply the timing of when the poultry is sold?

Unknown Speaker*
Yes.
My guess is this next quarter, it is going to go the other way.
Because we just don’t sell that much to Russia, as a percentage of our sales, and this is strictly a boat deal.

Unknown Speaker*
Okay.
That’s sounds great.
Great quarter.

Unknown Speaker*
Thank you.

Feb. 23. 2010 / 11:00AM ET, SAFM — Q1 2010 Sanderson Farms Earnings Conference Call

Unknown Speaker*
Thank you very much.

Unknown Speaker*
There are no further questions in queue.

Unknown Speaker*
Thank you, operator.
And thank you, all for spending time with us this morning.
And we will look forward to reporting our second quarter results to you later on this year.
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